Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement No. 333-229991 (Form F-10) and related final short form prospectus of TransAlta Corporation (the “Company”) dated May 22, 2019 with respect to the sale and issue of Common Shares, First Preferred Shares, Warrants to purchase Common Shares, First Preferred Shares or other securities, Subscription Receipts that entitle the holder thereof to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares, debt securities or units comprised of one or more of such securities, up to an aggregate initial offering price of US$2,000,000,000 (or the equivalent in other currencies) of the Company (the “Registration Statement”).

We also consent to the incorporation by reference in the Registration Statement of our reports dated February 26, 2019, with respect to the consolidated financial statements of the Company which comprise the consolidated statements of financial position of the Company as at 31 December 2018 and 2017 and the consolidated statements of earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three year period ended 31 December 2018 and our report on the effectiveness of internal control over financial reporting as of 31 December 2018 filed as an exhibit to, and incorporated by reference in, the Company’s Annual Report (Form 40-F) for the year ended 31 December 2018, filed with the Securities and Exchange Commission.

May 22, 2019
Calgary, Canada

/s/ Ernst & Young LLP
Chartered Professional Accountants